Exhibit 99.1

eGain Announces Financial Results for the First Fiscal Quarter Ended September 30, 2007

Quarter Highlights

•	Revenue up 8% from the comparable year-ago quarter and up 20% sequentially from last quarter

•	Hosting revenue up 25% from the comparable year-ago quarter

•	Professional services revenue up 35% from the comparable year-ago quarter

Mountain View, Calif. (November 08, 2007) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the first fiscal quarter ended September 30, 2007.

Total revenue for the first quarter of fiscal year 2008 was $6.5 million, an increase of 8% from the comparable year-ago quarter. License revenue was $1.4 million, a decrease of 13% from the comparable year-ago quarter. Support and services revenue was $5.0 million, an increase of 16% from the comparable year-ago quarter.

Gross margin for the first quarter of fiscal year 2008 was 58% compared to 67% in the comparable year-ago quarter. Total operating costs and expenses for the first quarter of fiscal year 2008 was $5.7 million, an increase of 9% from the comparable year-ago quarter.

Net loss on a GAAP basis for the first quarter of fiscal year 2008 was $2.4 million, or $(0.16) per share, compared to a net loss on a GAAP basis of $1.5 million, or $(0.10) per share, for the comparable year-ago quarter. Net loss for the quarter included stock-based compensation of $53,000 and interest and tax expense of $510,000, compared to stock-based compensation expense of $75,000 and interest and tax expense of $285,000 for the comparable year-ago quarter.

Total cash and cash equivalents were $3.6 million on September 30, 2007, compared to $6.2 million on June 30, 2007. Days sales outstanding in receivables for the quarter ended September 30, 2007 were 41 days compared to 51 days for the comparable year-ago quarter. Deferred revenues totaled $6.1 million at September 30, 2007, up from $5.5 million at June 30, 2007.

New hosting and license bookings¹ for the first quarter of fiscal year 2008 was $3.2 million, unchanged from the year-ago quarter. Of the total new hosting and license bookings in the quarter, 60% was from new hosting contracts and 40% from new license contracts, this compared to 55% hosting and 45% license bookings in the same quarter a year ago.

“We are pleased with our start to fiscal year 2008 and the level of new hosting and license bookings in our first fiscal quarter, especially following the exceptionally strong bookings we recorded in our last fiscal quarter of 2007,” said Ashu Roy, CEO of eGain. “We continued to see a shift toward enterprise-class hosting, with more than 60% of new bookings coming from new hosting contracts.”

Updated Guidance for Fiscal Year 2008

We expect new hosting and license bookings for fiscal year 2008 to be in the range of $13 million to $15 million. We expect hosting bookings to be in the range of 40% to 60% of total new hosting and license bookings. Therefore, we expect our license revenue for fiscal year 2008 to be in the range of $5.2 million to $9.0 million. We expect our support and services revenue for fiscal year 2008 to be in the range of $21.0 million to $22.0 million.

¹

New Hosting and License Bookings is a non-GAAP measure we define as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that, in addition to the information contained in the GAAP presentation of financial information, it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We internally use this metric to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of customer service and contact center software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, unified multichannel customer service, end-to-end service process efficiencies, and enhanced contact center performance.

Headquartered in Mountain View, California, eGain has an operating presence in 18 countries. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

# # #

Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products including our guidance regarding bookings and revenue; the anticipated customer benefits from eGain products; the actual mix in new business between hosting and license transactions when compared with management’s projections; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; the anticipated benefits to eGain from the Cisco OEM agreement; the ability to increase revenues as a result of the increased investment in sales and marketing; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 28, 2007, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Jamie Abayan 650-230-7532 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2007	June 30, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,552	$6,195
Restricted cash	13	13
Accounts receivable, net	2,973	1,790
Prepaid and other current assets	607	662

Total current assets	7,145	8,660
Property and equipment, net	1,326	1,336
Goodwill, net	4,880	4,880
Other assets	488	486

Total assets	$13,839	$15,362

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,781	$1,557
Accrued compensation	1,627	1,884
Accrued liabilities	1,715	1,496
Deferred revenue	6,111	5,541
Current portion of bank borrowings	2,149	2,293

Total current liabilities	13,383	12,771
Related party notes payable	12,045	11,653
Bank borrowings, net of current portion	—	167
Other long term liabilities	177	185

Total liabilities	25,605	24,776
Stockholders’ deficit:
Common stock	15	15
Additional paid-in capital	316,256	316,202
Notes receivable from stockholders	(78)	(77)
Accumulated other comprehensive loss	(443)	(438)
Accumulated deficit	(327,516)	(325,116)

Total stockholders’ deficit	(11,766)	(9,414)

	$13,839	$15,362

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2007	2006
Revenue:
License	$1,423	$1,635
Support and services	5,048	4,368

Total revenue	6,471	6,003
Cost of license	20	41
Cost of support and services	2,675	1,941

Gross profit	3,776	4,021
Operating costs and expenses:
Research and development	1,144	1,025
Sales and marketing	3,141	3,287
General and administrative	1,423	940

Total operating costs and expenses	5,708	5,252

Loss from operations	(1,932)	(1,231)
Interest expense, net	(404)	(270)
Other income	42	27

Loss before income tax	(2,294)	(1,474)
Income tax	(106)	(15)

Net loss	$(2,400)	$(1,489)

Per share information:
Basic and diluted net loss per common share	$(0.16)	$(0.10)

Weighted average shares used in computing basic and diluted net loss per common share	15,323	15,314